EXHIBIT 99.1

Interactive Intelligence Announces Preliminary 2009 Third Quarter Results
Final results to be reported Oct. 26, 2009

INDIANAPOLIS, Oct. 12, 2009 – Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, today announced preliminary results for its third quarter ended Sept. 30, 2009.

The company expects to report total revenues between $32.0 million and $34.0 million, net income on a non-GAAP* basis between $5.2 million and $5.8 million, and diluted earnings per share (EPS) on a non-GAAP basis between $0.28 and $0.31. The company expects to report GAAP net income between $2.5 million and $2.9 million, and EPS between $0.13 and $0.16.

These preliminary results include gains from foreign currency of approximately $400,000. Non-GAAP net income and EPS differ from GAAP net income and EPS due to a stock-based compensation expense of approximately $975,000, or EPS of $0.05, and a non-cash income tax expense of approximately $1.8 to $2.0 million, or EPS of $0.10 to $0.11.

“Product and services revenues contributed to results for the quarter, both increasing compared to the same period last year,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “We received two license orders that were each more than $1 million and eight other orders each worth more than $250,000. Company results were due to strong revenues and continued expense management.”

Interactive Intelligence has not completed preparation of its financial statements for the quarter ended Sept. 30, 2009. These preliminary results may be subject to adjustments and could change materially.

Interactive Intelligence plans to release final third quarter financial results Oct. 26, 2009 at 4 p.m. Eastern time (EDT) and will host a conference call Oct. 26 at 4:30 p.m. EDT featuring Dr. Donald E. Brown and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.888.516.2377 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has approximately 3,000 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is ranked among Network World’s top 200 North American networking vendors, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2008 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs more than 600 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices with additional sales offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth and increasingly complex third-party relationships; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com